UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 4, 2014

LRI Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-173579	20-5894571
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 Armory Drive, Suite 300
Nashville, Tennessee  37204
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:
(615) 885-9056

Not Applicable
(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2014, LRI Holdings, Inc. (“the Company”), the parent company of Logan’s Roadhouse, Inc. (“Logan’s Roadhouse”), announced that its Board of Directors has appointed Samuel Nicholas Borgese as President and Chief Executive Officer and elected him as a director of the Company effective October 4, 2014 (the “Effective Date”). Prior to joining the Company, Mr. Borgese served as Global Chief Executive Officer of Max Brenner International, a leading chocolate bar and chocolate bar restaurant brand, since September 2011. Prior to that position, he served as Executive Chairman of El Pollo Loco, a leading quick-service restaurant chain, from January 2011 to September 2011, and as President and Chief Executive Officer of CB Holding Corp., the parent company of Charlie Brown’s Steakhouse, Bugaboo Creek Steak House and The Office Beer Bar & Grill, from December 2008 to January 2011. Mr. Borgese is 66 years old.

On the Effective Date, Roadhouse Holding Inc. (“Roadhouse Holding”), the parent of the Company, and Logan’s Roadhouse entered into an Employment Agreement with Mr. Borgese (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. Borgese will be paid an annual base salary of $650,000, and will have a target annual incentive bonus of 100% of his base salary. For fiscal year 2015, Mr. Borgese will receive a minimum annual bonus of $325,000. In addition, in the event shares of Roadhouse Holding common stock held by affiliates of Kelso & Company, L.P. are sold for a price in excess of a threshold amount, Mr. Borgese may be entitled to receive an additional cash bonus based on his then current employment status and length of employment.

Upon termination of employment without “cause” or resignation for “good reason,” Mr. Borgese’s Employment Agreement provides for a severance benefit of (a) an amount equal to the sum of twelve months of his base salary in effect as of the date of termination, payable in installments ratably over twelve months following the date of termination (the “Severance Period”), (b) continuation of medical benefits at active employee rates during the Severance Period, and (c) a pro rata bonus payment (based on his target bonus amount and actual company performance) for the year in which he is terminated, payable at such time annual bonuses are paid to other executives. Payment of severance is subject to Mr. Borgese’s execution of a release of claims, and will be offset by compensation or medical benefits received from future employment during the severance period. Following termination of employment for any reason, Mr. Borgese is subject to customary noncompetition and noninterference provisions for twelve months.

In connection with his commencement of employment, Mr. Borgese was awarded 360,000 stock options to purchase shares of common stock of Roadhouse Holding under the Roadhouse Holding Inc. Stock Incentive Plan. The options have varying per share exercise prices, are subject to vesting based on continued employment at the Company and the satisfaction of performance criteria and have a maximum term of ten years. Additionally, Mr. Borgese may, at his discretion, purchase a number of shares of common stock of Roadhouse Holding for a per share exercise price at fair market value during the 30-day period following the grant date of the options described above.

The foregoing description of the Employment Agreement is a general description and is qualified in its entirety by reference to the Employment Agreement, which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the year ended August 3, 2014.

A copy of a press release announcing Mr. Borgese’s appointment as President and Chief Executive Officer and election as a director is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits
99.1 Press Release dated October 7, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 8, 2014	LRI Holdings, Inc.

	By:	/s/ Amy L. Bertauski
Amy L. Bertauski
Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated October 7, 2014

4